Exhibit 10

AMENDED AND RESTATED

SERVICES AGREEMENT

between

OM Financial Life Insurance Company

A Maryland Corporation

(hereinafter called “OMFLIC”)

and

Old Mutual Business Services, Inc.

A Delaware Corporation

(hereinafter called “OMBS”)

EFFECTIVE DATE: January 1, 2007

Original Effective Date: January 1, 2004

Section 1. SCOPE OF AGREEMENT

OMFLIC hereby authorizes OMBS to perform the services set forth herein and vests in OMBS full authority to accomplish, effect and execute such services subject to the limitations, conditions and restrictions contained herein.

The services to be performed by OMBS provided under this Agreement pertain to and include certain functions customarily reposited in and performed by the officers of OMFLIC, but at all times the ultimate supervision and control of such functions shall remain with and reside in the respective OMFLIC official or officials responsible for any such function.

Section 2. RELATIONSHIP BETWEEN THE PARTIES

This Agreement is not a contract of employment and nothing herein contained shall be construed to create the relationship of employer and employee between OMFLIC and OMBS. OMBS is an independent contractor and shall be free to exercise judgment and discretion with regard to its duties under this Agreement.

Section 3. AUTHORITY AND DUTIES OF OMBS

a.	General Duties OMBS is authorized to perform the duties as set forth on Schedule 1 to this Agreement.

b.

Quality of Services All services provided by OMBS shall be performed in accordance with generally accepted professional standards so as to assure efficient and profitable operation of OMFLIC and in accordance with the Articles of Incorporation, Bylaws and Resolutions of Shareholders and Directors or other official act of OMFLIC pertaining to its corporate regulation. OMBS shall maintain a staff of competent and trained personnel, supplies and equipment for the purpose of performing OMBS’ s duties under this Agreement. OMBS shall use its best efforts to serve OMFLIC faithfully, to promote and safeguard its best interests, and to perform all acts necessary to the proper conduct of the subject business on behalf of OMFLIC.

c.	Legal Compliance OMBS shall inform itself without reliance upon assistance from OMFLIC as to all laws and regulations, now or hereafter in force applicable to OMBS’ s activities under this Agreement.

d.

Maintenance of Records OMBS shall keep complete records and accounts of all transactions pertaining to activities under this Agreement. Such records shall be kept current and shall be readily identifiable.

e.

Reporting OMBS shall promptly report to OMFLIC all matters concerning its activities under this Agreement in accordance with the rules and regulations promulgated from time to time by OMFLIC. OMBS shall immediately notify OMFLIC of all claims, suits and losses of which it has notice.

f.

Expenses OMFLIC shall reimburse, in the amount set forth in Section 5b, all expenses incurred by OMBS under this Agreement, which are incidental to the performance of its duties under Section 3a hereof, including, but not limited to postage; printing and supplies; travel expenses; internal and external audit expenses; data processing, data design and other computer services; telephone and telegraphic services; bank service charges; insurance coverage; insurance department fees; insurance filing and recording expenses; and state and federal taxes and fees; provided, however, that no such expense shall be reimbursed which is duplicative of similar expenses incurred directly by OMFLIC.

Section 4. ACCOUNTING AND OMFLIC FUNDS AND ASSETS

a.	Unless otherwise agreed, all accounts and calculations shall be in accordance with OMFLIC procedures.

b.

All funds of OMFLIC shall be deposited and maintained in OMFLIC bank accounts in federally insured banking or financial institutions; provided that OMBS shall have such signatory authority on OMFLIC accounts as shall be appropriate to OMBS’ s duties and approved by OMFLIC.

c.

OMBS shall maintain a complete and accurate account of OMFLIC transactions and business in such form and according to principles of statutory insurance accounting to enable OMFLIC to prepare and make required financial statements and reports to regulatory authorities having jurisdiction over OMFLIC.

d.

All assets of OMFLIC shall be OMFLIC’s exclusive, unencumbered property and OMBS shall at all times maintain title to and custody of such assets exclusively in OMFLIC’s name and subject to OMFLIC’s control.

Section 5. COMPENSATION

a.

OMBS shall provide an estimate at least fifteen (15) days before the end of a month of the amount due for services to be performed in the following month. Payment by OMFLIC with respect to such estimate shall be due no later than the first day of the following month. Within thirty (30) days of the end of each quarter, OMBS shall provide OMFLIC with a statement of the actual amounts earned by OMBS and owed by OMFLIC for the prior quarter (a “True-Up Statement”). The amount of any payments made by OMFLIC in excess of its actual costs and expenses shall be refunded by OMBS to OMFLIC within fifteen (15) days of receipt of the True-Up Statement and any additional amounts owed by OMFLIC to OMBS shall be paid by OMFLIC within fifteen (15) days of receipt of the True-Up Statement.

b.

The allocation of employee cost and other indirect expenses chargeable by OMBS to OMFLIC is determined by assets under management (“AUM”) for those services designated in this category on Schedule 1 and by annualized premium equivalents (“APE”) for those services designated in this category on Schedule 1. The AUM and APE statistics will be updated quarterly, every time an allocation is calculated. OMBS and OMFLIC may agree to another basis of apportionment if the basis yields a more accurate result. This basis may result from special studies of employee activities, salary ratios, premium ratios or similar analysis as contemplated by SSAP No. 70.

c.	Additionally, direct expenses incurred by OMBS will be charged directly to OMFLIC.

Section 6. TERMINATION

a.

Termination by Notice Each party to this Agreement shall have the right to terminate this Agreement for any reason by giving the other parties notice received thirty (30) days prior to the effective date thereof.

b.

Discretionary Immediate Termination At its discretion, OMFLIC may immediately terminate this Agreement by written notice to OMBS’s last known address upon the occurrence of anyone of the following events:

1)	Sale, transfer, other substantial change of the ownership of OMBS.

2)

The insolvency of OMBS, the inability to pay debts as they mature, the making of an assignment for the benefit of creditors, the dissolution of OMBS, the appointment of a receiver or liquidator for OMBS or for a substantial part of OMBS’s property, or the institution of bankruptcy, reorganization, arrangement, insolvency or similar proceedings by or against OMBS under the laws of any jurisdiction.

3)

Misappropriation of funds or property of OMFLIC or funds received for it by OMBS; the failure of OMBS to remit to OMFLIC the funds due promptly upon demand; the commission by OMBS of any fraud against OMFLIC or conduct injurious to OMFLIC’s standing or good name.

4)	Default under or violation of this Agreement or any other agreement between OMBS and OMFLIC.

5)	Violation of the insurance or other laws of any state, province, or nation whatsoever.

c.	Effect of Termination

1)

Services Upon termination of this Agreement, OMFLIC may elect that OMBS shall continue to provide the services required under this Agreement until OMFLIC reassumes such services or makes other arrangements for their provision.

2)

Books, Records, etc. All books, records and other materials (including work papers) relating to the business covered by this Agreement are the property of OMFLIC even if originally paid for by OMBS and shall be given to OMFLIC upon the termination of the Agreement or the termination of all services by OMBS under this Agreement whichever is later.

Section 7. GENERAL PROVISIONS

a.

Assignment Neither party shall assign, delegate, transfer, encumber or otherwise dispose of the Agreement, any interest therein, or any rights or obligations hereunder without the prior written consent of the other party and any purported assignment, transfer, encumbrance or other disposition without such consent shall be void. The merger, consolidation or other corporate reorganization of either party shall not be deemed a violation of this subsection a.

b.

No Waiver The failure of OMFLIC or OMBS to insist on strict compliance with this Agreement, or to exercise any right or remedy hereunder, shall not constitute a waiver of any rights contained herein nor prevent the parties from thereafter demanding full and complete compliance therewith nor prevent the parties from exercising such remedy in the future.

c.

Notices Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed duly given if delivered personally, by registered or certified mail or by telecopier to the party for whom it is intended at the following address or such other address as the recipient may designate from time to time.

For OMBS:

President

Old Mutual Business Services, Inc.

1001 Fleet Street

Baltimore, Maryland 21202

For OMFLIC:

President

OM Financial Life Insurance Company

1001 Fleet Street

Baltimore, Maryland 21202

Such notice shall be deemed to be given when deposited in the United State mail, postage Prepaid, or when transmitted by telecopier.

d.

Full Agreement This Agreement supersedes and makes null and void any and all previous administrative service agreements, whether written or oral, between OMFLIC and OMBS or their predecessors with respect to the type of business to be serviced hereunder and constitutes the full agreement between the parties. No amendment to this Agreement shall be valid unless in writing, and signed by the parties. Any amendment to this Agreement is subject to regulatory approval.

e.

Severability If any provision of this Agreement should be invalid under or in conflict with the laws of any state, this Agreement shall be deemed amended to comply with the minimum requirements of such laws without affecting the remaining provisions of this Agreement, provided, however, if either party believes that the voiding of any provision hereof materially affects the whole agreement, such party by written notice, may terminate this Agreement forthwith.

f.	Choice of Law This Agreement shall be interpreted under and pursuant to the laws of the State of Maryland.

g.

Third Parties The provisions of this Agreement are for the sole benefit of the parties and shall not be enforceable for the benefit of anyone who is not a party to this Agreement, except as expressly provided herein.

h.

Indemnification Each party herein (“Indemnifier”) agrees to hold harmless, defend (with counsel reasonably acceptable to the other party) and indemnify the other party to this Agreement against any claims, judgments, settlements, costs, expenses or other damages, including reasonable attorney fees, which the other party may suffer or incur as the result of any negligent, fraudulent or unauthorized act, or error or omission, of the Indemnifier.

IN WITNESS WHEREOF, the parties intending to be bound have caused this Agreement to be signed this      day of December, 2007.

Old Mutual Business Services, Inc.	OM Financial Life Insurance Company

By:	By:

Title:	Title:

SCHEDULE 1

SERVICES TO BE PERFORMED BY OMBS

The following functional services are allocated based on AUM:

1.**	Executive Management and Oversight (including but not limited to corporate development and strategic planning)

2.	Actuarial Services

3.	Financial Services

4.	Tax Planning/Compliance

5.	Legal Services

6.	Human Resources Administration

7.	IT Services

8.	Operations Services

9.	Facilities Management and Administration

The following functional services are allocated based on APE:

1.**	Executive Management and Oversight (including but not limited to corporate development and strategic planning)

2.	Marketing, Sales and Administration Services

3.	Corporate Communications

**	Both AUM and APE is used to allocate Executive Management and Oversight services because this function involved both acquisition of new business and maintenance of existing business.